Exhibit 99.1

Amphastar Pharmaceuticals, Inc. Announces Settlement in Litigation with Momenta and Sandoz

RANCHO CUCAMONGA, CA – June 19, 2019 – Amphastar Pharmaceuticals, Inc., (NASDAQ: AMPH) today announced that it has entered into a settlement agreement (the “Settlement Agreement”) with Momenta Pharmaceuticals Inc. and Sandoz Inc., (collectively, “Momenta/Sandoz”). Under the terms of the Settlement Agreement, Momenta/Sandoz will (i) pay Amphastar $59.9 million no later than July 2, 2019; and (ii) Amphastar and Momenta/Sandoz will submit stipulations of dismissal of all pending litigation between the parties.

Company Information

Amphastar is a specialty pharmaceutical company that focuses on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable, inhalation and intra-nasal products. Additionally, the Company sells insulin active pharmaceutical ingredient products. Most of the Company’s finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers. More information is available at the Company’s website at www.amphastar.com.

Amphastar’s logo and other trademarks or service marks of Amphastar Pharmaceuticals, Inc., including, but not limited to Primatene®, Amphadase® and Cortrosyn®, are the property of Amphastar Pharmaceuticals, Inc.

Forward Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s expectations regarding the submission of stipulations of dismissal and the completion and dismissal of all legal proceedings between the parties, the payment of the settlement amount,  and other future events. These statements are not historical facts but rather are based on Amphastar’s historical performance and its current expectations, estimates, and projections regarding Amphastar’s legal and other similar or related factors. Words such as “may,” “might,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar’s filings with the Securities and Exchange Commission. You can locate these reports through the Company’s website at http://ir.amphastar.com and on the SEC’s website at www.sec.gov.  Amphastar undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available or if subsequent events cause Amphastar’s expectations to change.

Investor Contact:
Amphastar Pharmaceuticals, Inc.
Bill Peters
Chief Financial Officer
(909) 980-9484